EXHIBIT 23.2

                INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN

Section 11(a) of the Securities and Exchange Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant as such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

GTSI Corp. dismissed Arthur Andersen LLP ("Andersen") as its independent auditors, effective July 11, 2002. For additional information, see GTSI Corp.'s current report on Form 8-K dated July 16, 2002. After reasonable efforts, GTSI Corp. has been unable to obtain Andersen's written consent to the incorporation by reference into GTSI Corp.'s registration statements (File Nos. 33-44363, 33-55090, 333-29439, 333-62681, 333-78199, 333-44922, and 33-59478) of
Andersen's audit report with respect to GTSI Corp.'s consolidated financial statements as of December 31, 2001, and for the two years in the period then ended. Under these circumstances, Rule 437a under the Securities Act permits GTSI Corp. to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statements, without consents from Andersen. As a result, with respect to transactions in GTSI Corp. securities pursuant to the Registration Statement that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statement audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would not be unable to assert a claim against Andersen under
Section 11(a) of the Securities Act.


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